Consent of Independent Registered Public Accounting Firm

The Board of Directors

China Cord Blood Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-168873) on Form F-3, as amended, of China Cord Blood Corporation (the “Company”) of our reports dated September 27, 2011, with respect to the consolidated balance sheets of the Company as of March 31, 2010 and 2011, and the related consolidated statements of operations, changes in equity and comprehensive income, and cash flows for each of the years in three-year period ended March 31, 2011, and the effectiveness of internal control over financial reporting as of March 31, 2011, which reports appear in the March 31, 2011 annual report on Form 20-F of the Company.

Our report dated September 27, 2011 on the consolidated financial statements contains an explanatory paragraph that states the Company completed a share exchange with China Cord Blood Services Corporation (“CCBS”) on June 30, 2009 and the share exchange has been accounted for financial reporting purposes as the issuance of securities by CCBS in exchange for the assets and liabilities of the Company, accompanied by a recapitalization. The consolidated financial statements of the Company reflect CCBS’s assets and liabilities at their historical carrying amounts. The results, assets and liabilities of the Company presented in its consolidated financial statements for periods prior to the completion of the share exchange are those of CCBS.

/s/ KPMG
Hong Kong, China

September 28, 2011